UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2024

W&T Offshore, Inc.

(Exact Name of Registrant as Specified in Charter)

Texas	1-32414	72-1121985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5718 Westheimer Road, Suite 700

Houston, Texas 77057

(Address of Principal Executive Offices) (Zip Code)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	WTI	New York Stock Exchange

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2024, W&T Offshore, Inc. (the “Company”) announced that its Board of Directors (the “Board”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board, voted to expand the size of the Board to six members and appointed Mr. John D. Buchanan to fill the vacancy on the Board effective April 8, 2024. Mr. Buchanan will serve as a director until the earlier of the next annual meeting of shareholders, until his successor is appointed and qualified, or until his death, resignation or removal from office. As of the date of his appointment, Mr. Buchanan has not been appointed to any standing committees of the Board.

The Board determined that Mr. Buchanan meets the independence requirements under the rules of the New York Stock Exchange (“NYSE”) and the Company’s independence standards, and that there are no transactions between the Company and Mr. Buchanan that would require disclosure under Item 404(a) of Regulation S-K. There are no understandings or arrangements between Mr. Buchanan and any other person pursuant to which Mr. Buchanan was selected to serve as a director of the Company.

In connection with the appointment of Mr. Buchanan as a member of the Board, he will receive the standard non-employee director compensation for serving on the Board and any committees of the Board, the specific terms of which are described further in the Company’s 2023 Definitive Proxy Statement, as filed with the U.S. Securities and Exchange Commission on May 1, 2023. Mr. Buchanan will be reimbursed for reasonable out-of-pocket expenses incurred in connection with attending each Board meeting in accordance with the Company’s expense reimbursement policy.

In connection with the appointment of Mr. Buchanan as a member of the Board, the Company entered into an Indemnification Agreement with Mr. Buchanan pursuant to which the Company agreed to indemnify Mr. Buchanan to the fullest extent permitted under Texas law against liability that may arise by reason of his service to the Company and to advance his expenses incurred as a result of any proceeding against him to which he could be indemnified. The foregoing description is qualified in its entirety by reference to the full text of such Indemnification Agreement, the form of which is filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on August 8, 2022, and incorporated in this Item 5.02 by reference.

Mr. Buchanan, age 60, has more than 30 years of experience as a seasoned oil and gas, commercial and banking attorney. He has served in various legal roles as Chief Legal Officer/General Counsel/Corporate Secretary at several S&P 500 companies. Mr. Buchanan most recently served at ExxonMobil Corporation (“Exxon”) (NYSE: XOM) as an Assistant General Counsel from February 2023 to March 2024, where his responsibilities included handling corporate, regulatory reporting, compliance, and securities matters for the holding company and its subsidiaries. He also served as the Secretary to the Exxon Audit Committee and the Finance Committee. Prior to joining Exxon, Mr. Buchanan served at Comerica Inc. (“Comerica”) (NYSE: CMA) as the Chief Legal Officer/General Counsel/Corporate Secretary from August 2015 until May 2022, where he managed the legal division and was responsible for corporate governance, legal and regulatory functions. He was also a member of Comerica's Management Executive Committee. Prior to joining Comerica, Mr. Buchanan was with the Federal Reserve Bank of Dallas, where he served as Senior Vice President, General Counsel and Corporate Secretary, a position he held from February 2012 until August 2015. In addition, Mr. Buchanan has held a number of other senior legal positions over the course of his career, including Executive Vice President, General Counsel and Corporate Secretary at SouthTrust Bank from 1996 until 2005, Senior Executive Vice President, General Counsel and Corporate Secretary at AmSouth Bancorporation from 2005 until 2007 and Senior Executive Vice President, General Counsel and Corporate Secretary at Regions Financial Corporation (NYSE: RF) from 2007 until 2012. Mr. Buchanan has served on numerous committees and boards of directors during his career, including the board of directors for Mercedes Benz US International Inc., with service as the Chair of the Audit Committee. Prior to his legal career Mr. Buchanan was a U.S. Army officer, helicopter pilot and paratrooper, serving with distinction.

Mr. Buchanan holds a Master’s of Laws in Taxation from New York University School of Law and a Juris Doctorate degree from the Vanderbilt University School of Law. He also earned a Bachelor’s degree in Economics from Washington & Lee University.

Item 7.01	Regulation FD Disclosure.

On April 11, 2024, the Company issued a press release announcing the appointment of Mr. Buchanan. A copy of that press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of this Current Report on Form 8-K is being “furnished” pursuant to General Instruction B.2 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Company filing, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statement and Exhibits.

Exhibit No.	Description
99.1	Press release dated April 11, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2024

W&T OFFSHORE, INC. (Registrant)

By:	/s/ Sameer Parasnis
Name:	Sameer Parasnis
Title:	Executive Vice President and Chief Financial Officer